Exhibit 99.1

Nationstar Reports Second Quarter 2018 Financial Results

  Quarterly GAAP income of $58 million, $0.59 per diluted share and $52 million adjusted income, $0.53 per diluted share
  Adjusted servicing profitability of 5.8 basis points (bps)
  Servicing GAAP pretax income of $88 million, adjusted pretax income of $72 million
  Originations GAAP pretax income of $32 million, adjusted pretax income of $33 million
  Xome GAAP pretax income of $10 million, adjusted pretax income of $13 million

DALLAS--(BUSINESS WIRE)--July 17, 2018--Nationstar Mortgage Holdings Inc. (NYSE:NSM), which principally operates under the Mr. Cooper® and Xome® brands, reported second quarter GAAP net income of $58 million, or $0.59 per diluted share. On an adjusted basis, the Company reported earnings for the second quarter of $52 million, or $0.53 per diluted share.

"Nationstar continues to deliver solid operating results with all segments experiencing growth. Servicing profitability is improving ahead of expectations, and significant opportunities exist for further growth. Originations grew in profitability and volume, and it is focused on providing solutions for our 3.2 million customers. Xome sales and order volumes increased with the continued addition of new third-party clients," said Jay Bray, Chairman and Chief Executive Officer. "We have received all required approvals for our merger transaction with WMIH and we expect to close the merger on July 31. We appreciate the support of our shareholders, the WMIH shareholders and our partners who have provided these approvals. We look forward to growing our differentiated platform and building value for our shareholders and customers."

Servicing

Servicing supports home ownership for our 3.2 million customers and earns recurring revenues from mortgage servicing rights and subservicing. The Servicing segment earned $88 million GAAP pretax income or $72 million adjusted pretax income (5.8 basis points). Adjusted pretax profitability improved 5% from the prior quarter primarily due to lower expenses. Expenses improved by $16 million or 9% quarter-over-quarter as a result of improved efficiencies in the segment.

Nationstar boarded $20 billion UPB, ending the second quarter at $498 billion. An estimated $65 billion UPB, consisting of both mortgage servicing rights and subservicing, is scheduled to board in the second half of the year. Nationstar continues to evaluate significant servicing growth opportunities and expects to end the year with over $530 billion.

Nationstar is targeting adjusted servicing profitability in excess of 6.0 basis points on average for the full year 2018 which will be propelled by lower prepayment environment, portfolio additions, and continued cost savings initiatives.

	Quarter Ended
($ in millions)	Q1'18		Q2'18
	$	BPS	$	BPS
Operational revenue	$291	23.0	$277	22.3
Amortization	(48)	(3.8)	(48)	(3.9)
Mark-to-market	152	12.1	19	1.5
Total revenues	395	31.3	248	20.0
Expenses	(182)	(14.4)	(166)	(13.4)
Total other income (expenses), net	7	0.6	6	0.5
Income before taxes (GAAP)	220	17.6	88	7.1
Mark-to-market	(152)	(12.1)	(19)	(1.5)
Adjustments	—	—	3	0.2
Adjusted pretax income	$69	5.5	$72	5.8

	Quarter Ended
	Q1'18	Q2'18
Ending UPB ($B)	$500	$498
Average UPB ($B)	$504	$497
60+ day delinquency rate	3.2%	2.8%
Annualized CPR	10.7%	12.1%
Annualized CPR, net of recapture	8.9%	10.5%
Modifications and workouts	19,950	14,715

Originations

Originations creates servicing assets at attractive margins through recapture of existing customers, new customer acquisitions, and correspondent originations. The Originations segment earned $32 million GAAP pretax income or $33 million adjusted pretax income, an increase of 32% from the prior quarter primarily attributable to higher volume and reduced expenses.

Nationstar funded over 25,000 loans totaling approximately $5.5 billion which was composed of $2.6 billion from the consumer direct channel and $2.9 billion from the correspondent channel. The consumer direct channel is primarily focused on improving cash flow and consolidating debt for nearly 750,000 customers identified from the servicing portfolio. A new mobile app called Home Intelligence is expected to be available to Nationstar's 3.2 million customers later in third quarter to help them optimize their personal balance sheets and further add volume for the channel.

Nationstar is targeting Originations adjusted pretax income of $120 million for the full year 2018.

	Quarter Ended
($ in millions)	Q1'18	Q2'18
Income before taxes (GAAP)	$19	$32
Adjustments	5	1
Adjusted pretax income	$25	$33

	Quarter Ended
($ in millions)	Q1'18	Q2'18
Total pull through adjusted volume	$4,862	$5,440
Funded volume	$5,087	$5,542
Recapture percentage	27%	22%
Purchase volume as a percentage of funded volume	40%	51%

Xome

Xome provides real estate solutions including property disposition, asset management, title, close, valuation, and field services to Nationstar and third parties. The Xome segment earned $10 million GAAP pretax income or $13 million adjusted pretax income.

Both the Exchange and Services segments experienced sequential growth as property sales and completed order volumes increased. The Exchange business sold over 3,700 properties in the quarter, a 16% increase from prior quarter. Third-party listings accounted for over 45% of total property sales as the segment continues to attract third-party business and referral listings. During the quarter, the Exchange business added six new institutional clients. The Services business completed over 117,000 orders in the quarter, a 5% increase from prior quarter. The field services business continues to capture property inspection and preservation orders and is expected to be fully ramped by the end of the year.

Nationstar is targeting Xome adjusted pretax income of $60 million for the full year 2018.

	Quarter Ended
($ in millions)	Q1'18	Q2'18
Income before taxes (GAAP)	$22	$10
Adjustments	(8)	3
Adjusted pretax income	$14	$13

	Quarter Ended
	Q1'18	Q2'18
Exchange property listings sold	3,202	3,720
Exchange property listings at period end	7,594	7,417
Services orders completed	111,339	117,093
Percentage of revenue earned from third-party customers	27%	28%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on July 17, 2018, at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing 855-874-2685, or 720-634-2923 internationally. Please use the participant passcode 7668739 to access the conference call. A simultaneous audio webcast of the conference call will be available in the Investor Information section of www.nationstarholdings.com. A replay will also be available by dialing 855-859-2056, or 404-537-3406 internationally. Please use the passcode 7668739 to access the replay. The replay will be accessible through July 31, 2018.

Non-GAAP Financial Measures

The Company utilizes non-GAAP (or “adjusted”) financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Adjusted pre-tax income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Adjusted pre-tax income (loss) also eliminates in each segment, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. These forward looking statements include, but are not limited to, statements regarding estimates of Servicing's profitability, growth and Originations and Xome adjusted pre-tax income. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the "Business" and "Risk Factors" sections of our most recent annual report and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Nationstar undertakes no obligation to publicly update or revise any forward looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(millions of dollars, except for earnings per share data)

	Quarter Ended
	March 31, 2018	June 30, 2018
Revenues:
Service related, net	$312	$298
Mark-to-market	152	19
Net gain on mortgage loans held for sale	124	127
Total revenues	588	444

Total expenses	364	339

Other income (expense):
Interest income	145	140
Interest expense	(171)	(164)
Other income (expenses)	8	(2)
Total other income (expenses), net	(18)	(26)
Income before income tax expense	206	79
Income tax expense	46	21
Net income attributable to Nationstar	$160	$58

Earnings per share attributable to common stockholders:
Basic	$1.63	$0.59
Diluted	$1.61	$0.59
Weighted average shares of common stock outstanding (in thousands):
Basic	97,873	98,203
Diluted	99,111	99,130

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(millions of dollars)

	Quarter Ended
	March 31, 2018	June 30, 2018
Assets
Cash and cash equivalents	$187	$185
Restricted cash	365	310
Mortgage servicing rights	3,194	3,356
Advances and other receivables, net	1,424	1,317
Reverse mortgage interests, net	10,225	9,477
Mortgage loans held for sale at fair value	1,589	1,635
Mortgage loans held for investment, net	136	132
Property and equipment, net	123	123
Derivative financial instruments at fair value	65	62
Other assets	556	593
Total assets	$17,864	$17,190

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$1,859	$1,815
Advance facilities, net	562	516
Warehouse facilities, net	3,161	3,086
Payables and accrued liabilities	1,235	1,288
MSR related liabilities - nonrecourse at fair value	1,035	1,063
Mortgage servicing liabilities	30	27
Derivative financial instruments at fair value	9	9
Other nonrecourse debt, net	8,091	7,445
Total liabilities	15,982	15,249
Total stockholders' equity	1,882	1,941
Total liabilities and stockholders' equity	$17,864	$17,190

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Quarter ended March 31, 2018
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related, net	$395	$15	$65	$—	$(11)	$464
Net gain on mortgage loans held for sale	—	113	—	—	11	124
Total revenues	395	128	65	—	—	588
Total expenses	182	109	52	21	—	364
Other income (expense):
Interest income	126	15	—	4	—	145
Interest expense	(118)	(15)	—	(38)	—	(171)
Other expense	(1)	—	9	—	—	8
Total other income (expense)	7	—	9	(34)	—	(18)
Pretax income (loss)	$220	$19	$22	$(55)	$—	$206

Income tax expense						(46)
Net income attributable to Nationstar						$160
Earnings per share
Basic						$1.63
Diluted						$1.61

Adjusted Earnings:
Pretax income (loss)	$220	$19	$22	$(55)	$—	$206
MTM	(152)	—	—	—	—	(152)
Adjustments	—	5	(8)	6	—	3
Adjusted pretax income (loss)	$69	$25	$14	$(49)	$—	$58
Income tax expense						(14)
Adjusted earnings						$44
Adjusted diluted EPS						$0.44

Notes: Items may not sum due to rounding

UNAUDITED SEGMENT STATEMENT OF
OPERATIONS & EARNINGS RECONCILIATION
(millions of dollars, except for earnings per share data)

	Quarter ended June 30, 2018
	Servicing	Originations	Xome	Corporate and Other	Elim.	Consolidated

REVENUES:
Service related, net	$248	$17	$62	$1	$(11)	$317
Net gain on mortgage loans held for sale	—	116	—	—	11	127
Total revenues	248	133	$62	1	—	444
Total expenses	166	102	52	19	—	339
Other income (expense):
Interest income	121	17	—	2	—	140
Interest expense	(115)	(16)	—	(33)	—	(164)
Other expense	—	—	—	(2)	—	(2)
Total other income (expense)	6	1	—	(33)	—	(26)
Pretax income (loss)	$88	$32	$10	$(51)	$—	$79

Income tax expense						(21)
Net income attributable to Nationstar						$58
Earnings per share
Basic						$0.59
Diluted						$0.59

Adjusted Earnings:
Pretax income (loss)	$88	$32	$10	$(51)	$—	$79
MTM	(19)	—	—	—	—	(19)
Adjustments	3	1	3	2	—	9
Adjusted pretax income (loss)	$72	$33	$13	$(49)	$—	$69
Income tax expense						(17)
Adjusted earnings						$52
Adjusted diluted EPS						$0.53

Notes: Items may not sum due to rounding

CONTACT:
Nationstar Mortgage Holdings Inc.
Rich Delgado, 214-687-4844